Exhibit 99.1

Investor Contact:

Jeremy A. Friedman

Executive Vice President & Chief Financial Officer

(978) 570-6900

Jeremy.friedman@accellent.com

For Immediate Release

Donald J. Spence Appointed President & Chief Executive Officer of Accellent Inc.

Wilmington, MA (April 26, 2010) – Accellent Inc., a leading provider of outsourced precision manufacturing and engineering services to the medical device industry, announced today that Donald J. Spence will join Accellent as its President and Chief Executive Officer, effective May 24, 2010. Kenneth W. Freeman will continue as Chairman.

“Don brings proven leadership abilities to Accellent grounded in the healthcare, life sciences and automotive industries,” said Mr. Freeman. “He has a reputation for strong customer focus with an exceptional ability to translate market needs and specific customer requirements into sustained profitable growth.”

Mr. Spence, 56, joins Accellent from Philips Healthcare, where he served as Chief Executive Officer of Philips Home Healthcare Solutions. Mr. Spence was President of the Sleep and Home Respiratory Group for Respironics, Inc. from 2005 until the firm was acquired by Royal Philips Electronics in 2008. Mr. Spence began his career as a financial analyst at Ford Motor Company, and has served in various roles in the medical device and automotive industries, including strategic planning, operations, global marketing, sales and senior management for BOC Group plc and GKN plc. Mr. Spence received a bachelor’s degree in economics from Michigan State University in 1975 and a master’s degree in economics from Central Michigan University in 1979.

About Accellent

Accellent, Inc. provides fully integrated, outsourced manufacturing services to the medical device industry in the cardiology, endoscopy and orthopaedic markets. Accellent has broad capabilities in precision component fabrication, finished device assembly, engineering support services and complete supply chain management. These capabilities enhance customers’ speed to market and return on investment by allowing companies to refocus internal resources more efficiently. For more information, please visit www.accellent.com.